FOR IMMEDIATE RELEASE

July 22, 2010

Contact Investor Relations:

William McKay, Chief Executive Officer
626-755-1211
wrmckay@gmail.com

Trans-Pacific Aerospace Company, Inc. Completes
Prototype Manufacturing and Testing in China

SAN JUAN CAPISTRANO, CA—July 22, 2010 -- Trans-Pacific Aerospace Company, Inc. (OTCBB: TPAC.OB) announced today that its Godfrey (China) joint venture has successfully completed prototype manufacturing and testing of bearings in Guangzhou, China.

Bill McKay, Trans-Pacific Aerospace CEO, commented, "The parts assembled are the same types of parts that will be submitted for qualification under SAE-AS standards. The prototype manufacturing went flawlessly. The tooling, which we had tested in the US, performed exactly as we had expected using our China-made assembly equipment. The machinery we are using is of exceptional quality and accommodated the tooling quite easily. This is a significant step in the qualification process for our joint venture’s Guangzhou facility and it shows that we can successfully use U.S. developed manufacturing techniques in China and produce high quality bearings."

 Mr. McKay is currently in China with the tooling and components that will be used for production of samples using new equipment manufactured in China.

 "Over the past two months we have focused on refining tooling and component designs in the U.S. so that quality bearings can be produced in high volumes in the shortest time possible in China," said McKay. Trans-Pacific Aerospace has produced more than 100 prototype products in the U.S. in preparation for the China qualification run. All have passed internal testing for conformity between the mating parts, a critical aspect of successful qualification and bearing performance, liner wear and peel strength, dimensional conformity and presentation.

 Trans-Pacific Aerospace American engineering and production team will be departing for China within a few weeks to initiate qualification production runs. "Based on our current schedule, we expect that bearings manufactured at the Guangzhou facility will pass the qualification testing to be performed by the U.S. Navy within the next 8-12 weeks," said McKay.  “The current schedule would enable the Guangzhou facility to commence commercial deliveries in late calendar 2010 or early 2011.”

 Trans-Pacific Aerospace Company plans to use its proprietary aerospace bearing technologies to manufacture and sell component parts for both new commercial aircraft and spares for the existing commercial fleet, initially through a joint venture in China. The component parts are referred to as self-lubricating spherical bearings, and they help with several flight critical tasks including aircraft flight controls and landing gears.

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Information About Forward-Looking Statements

This press release contains or incorporates by reference “forward-looking statements” including certain information with respect to plans and strategies of Trans-Pacific Aerospace Company, Inc. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements.  Without limiting the foregoing, the words “believes,” “suggests,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements.  There are a number of events or actual results of Trans-Pacific Aerospace Company, Inc. operations that could differ materially from those indicated by such forward-looking statements.

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